Exhibit 11

COMPUTATIONS OF PER SHARE EARNINGS

Earnings per share are based on net income divided by the average number of shares outstanding including common stock equivalents during the period. The number of shares used for purposes of calculating earnings per share and all per share data have been adjusted for both periods presented to reflect a three-for-two stock split paid on January 15, 1997.


                                               Three months ended
                                                  December 31
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                                                          Restated
(Dollars and shares in thousands)             1996          1995
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Average outstanding shares                 125,473        121,236
Common stock equivalents
      Primary                                  321          4,043
      Fully diluted                            328          4,064

Total shares
      Primary                              125,794        125,279
      Fully diluted                        125,801        125,300

Net income                                 $96,229        $73,951


Earnings per share:
   Primary                                   $0.76          $0.59
   Fully diluted                             $0.76          $0.59